FOR IMMEDIATE RELEASE
Contact:	Paul Feeney
Executive Vice President and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. REPORTS 2007 SECOND QUARTER RESULTS

South Hackensack, NJ, June 11, 2007 - AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal second quarter ended April 30, 2007.

Net sales decreased 3% in the second quarter of fiscal 2007 to $187.8 million compared with $193.3 million in the second quarter of fiscal 2006, despite a 9% increase in sales volume. The decrease is primarily the result of a 12% decrease in average selling prices, driven by lower resin costs. The effect of foreign exchange on net sales in the 2007 period was a net positive $2.6 million, primarily reflecting the impact of the strengthened Euro.

For the first six months of fiscal 2007, net sales decreased $18.9 million or 5% to $367.1 million compared with $386.0 million in the same period last year. The decrease in net sales was the result of a 13% selling price decrease resulting from resin price decreases mitigated by a sales volume increase of 8% combined with the net positive impact of foreign exchange of $5.0 million, primarily reflecting the impact of the strengthened Euro.

Gross profit for the second quarter of fiscal 2007 decreased $7.0 million to $36.1 million as compared to $43.1 million in the same quarter of the prior year. The decrease in gross profit for the second quarter of fiscal 2007 was primarily due to an approximately $6.3 million increase in LIFO inventory reserves during the second quarter of fiscal 2007 as compared to a $10.1 million decrease in LIFO inventory reserves during the second quarter of fiscal 2006. The effect of foreign exchange on gross profit in the 2007 period was a net positive $0.3 million.

For the first six months of fiscal 2007, gross profit decreased $0.8 million or 1% to $80.2 million from $81.0 million recorded in the first half of fiscal 2006. The decrease in gross profit is primarily due to a delayed sales price response during the second quarter to rising resin costs and $0.4 million additional charge related to share-based compensation. The net effect of foreign exchange on gross profit in the first half of 2007 was a positive $0.5 million.

Operating expenses for the three and six months ended April 30, 2007, increased $1.4 million to $22.8 million and $2.1 million to $45.4 million, respectively. These increases are primarily due to the negative effect of foreign exchange, increased compensation costs recorded in accordance with SFAS 123R for stock options and performance units and increased selling and delivery costs resulting from higher volumes sold in the 2007 periods.

Other operating income consists of gains resulting from the routine disposition of assets. In the first quarter of the prior year, a gain of $1.4 million resulted from the sale of our FIAP land and building.

Interest expense for the three and six months ended April 30, 2007 decreased $0.2 million in each period to $3.9 million and $7.9 million, respectively. This decrease is the result of a reduction in borrowings offset by an increase in interest rates.

Other, net expenses in the 2006 year-to-date period includes the non cash write-off of accumulated foreign currency translation losses applicable to FIAP of $8.0 million.

"We are pleased to note that year-to-date income from continuing operations improved an impressive $3.6 million over the prior year, sales volume increased a substantial 8% and basic earnings per share from continuing operations increased $0.59 over the prior year to $2.13 per share," stated Brendan Barba, Chairman and Chief Executive Officer of the Company.

"Our confidence in and commitment to our Company and its future remains strong and are evidenced by our continuing purchases of our own stock."

Net income for the three months ended April 30, 2007 was $6.2 million or $0.77 per diluted share as compared to $18.2 million or $2.08 per diluted share in the second quarter of 2006. Net income for the six months ended April 30, 2007 was $16.8 million or $2.09 per diluted share as compared to $18.4 million or $2.12 per diluted share in 2006.

Adjusted EBITDA was $25.4 million in the current quarter, an increase of $9.3 million over the second quarter of 2006. Adjusted EBITDA for the six months ended April 30, 2007 was $45.9 million, an increase of $8.3 million over the first half of 2006.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense), non-cash share-based compensation expense and non-cash employee stock ownership plan (“ESOP”) expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation and non-cash ESOP charges. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company’s operating performance.

The following is a reconciliation of the Company’s Adjusted EBITDA to net income, the most directly comparable GAAP financial measure:

Reconciliation of Net Income to Adjusted EBITDA

	Second Quarter	April YTD	Second Quarter	April YTD
	Fiscal 2007	Fiscal 2007	Fiscal 2006	Fiscal 2006
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Net income	$6,153	$16,845	$18,173	$18,429
Income from discontinued operations	50	31	5,907	5,199
Income from continuing operations	6,103	16,814	12,266	13,230
Provision for taxes	3,381	10,281	5,938	10,913
Interest expense	3,919	7,917	4,150	8,152
Depreciation and amortization expense	4,897	9,798	3,979	7,722
Write off FIAP CTA	—	—	—	7,986
Gain on sale of FIAP land and building	—	—	—	(1,442)
Increase (decrease) in LIFO reserve	6,280	(605)	(10,145)	(9,241)
Other non-operating income	(152)	(228)	(648)	(1,094)
Non-cash share-based compensation	1,020	1,963	223	468
Non-cash ESOP expense	—	—	394	946
Adjusted EBITDA	$25,448	$45,940	$16,157	$37,640

The Company invites all interested parties to listen to its second quarter conference call live over the Internet at www.aepinc.comon June 12, 2007 at 10.00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions. Those and other risks are described in the Company’ annual report on Form 10-K for the year ended October 31, 2006 and subsequent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, even if new information become available in the future.

-Table Follows-

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2007	2006	2007	2006
NET SALES	$187,791	$193,251	$367,126	$386,011
COST OF SALES	151,713	150,181	286,935	305,012
Gross profit	36,078	43,070	80,191	80,999
OPERATING EXPENSES:
Delivery	8,750	8,209	17,182	16,152
Selling	8,456	7,631	16,809	15,245
General and administrative	5,625	5,568	11,420	11,886
Total operating expenses	22,831	21,408	45,411	43,283
OTHER OPERATING INCOME:
Gain on sales of property, plant and equipment, net	4	44	4	1,471
Operating income	13,251	21,706	34,784	39,187
OTHER INCOME (EXPENSE):
Interest expense	(3,919)	(4,150)	(7,917)	(8,152)
Other, net	152	648	228	(6,892)
Income from continuing operations before provision for income taxes	9,484	18,204	27,095	24,143
PROVISION FOR INCOME TAXES	3,381	5,938	10,281	10,913
Income from continuing operations	6,103	12,266	16,814	13,230
DISCONTINUED OPERATIONS:
Pre-tax income (loss) from discontinued operations	50	(70)	31	(758)
Loss from disposition	—	(43)	—	(43)
Income tax benefit	—	(6,020)	—	(6,000)
Income from discontinued operations	50	5,907	31	5,199
Net income	$6,153	$18,173	$16,845	$18,429
BASIC EARNINGS PER COMMON SHARE:
Income from continuing operations	$0.77	$1.42	$2.13	$1.54
Income from discontinued operations	$0.01	$0.68	$0.00	$0.60
Net income per common share	$0.78	$2.10	$2.13	$2.14
DILUTED EARNINGS PER COMMON SHARE:
Income from continuing operations	$0.76	$1.40	$2.09	$1.52
Income from discontinued operations	$0.01	$0.68	$0.00	$0.60
Net income per common share	$0.77	$2.08	$2.09	$2.12